EXHIBIT 3.2(d)
                                                               FORM 10-Q
                                            QUARTER ENDED MARCH 31, 1997


                       UNANIMOUS CONSENT RESOLUTION
              DATED MARCH 5, 1997, EFFECTIVE APRIL 30, 1997
                 FIXING THE NUMBER OF DIRECTORS AT SEVEN
                   (INCLUDING SECTION 4.2 OF ARTICLE IV
          OF THE RESTATED BYLAWS OF BUCYRUS INTERNATIONAL, INC.
                  SHOWING THE EFFECT OF SAID RESOLUTION

          Section 4.2. Number, Tenure and Qualifications. Subject to the rights of the holders of any series or class of stock as set forth in the Certificate of Incorporation to elect directors under specified circumstances, as provided in Section 5.04(b) of the Plan from the Effective Date (as defined in the Plan) until the 1997 Annual Meeting, the Board of Directors shall consist of seven members, and thereafter the number of directors shall be fixed from time to time by the Board of Directors, but shall consist of not more than fifteen nor less than three directors. Upon the Effective Date, the Board of Directors shall consist of those directors selected as provided in Section 5.04 of the Plan (the "Original Directors"). Each Original Director shall hold office from and after the Effective Date until the 1996 Annual Meeting, and from and after the 1996 Annual Meeting until the 1997 Annual Meeting as provided in Section 5.04 of the Plan, and otherwise pursuant to the terms of the Certificate of Incorporation, the Plan, these By-Laws and the GCL, and until their successors have been duly elected, or appointed pursuant to Section 4.7(B) of these Bylaws and qualified. Directors shall be elected annually and shall hold office from the time of such director's election and qualification until their successors shall have been duly elected and qualified. At each succeeding annual meeting of stockholders of the Corporation beginning with the 1997 Annual Meeting, if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. Prior to the 1997 Annual Meeting, this Section 4.2 of these Bylaws shall not be amended, added to, rescinded or repealed except (x) by resolution of the Board of Directors increasing the number of directors passed at a meeting thereof by not less than two-thirds of the number of directors fixed from time to time by these Bylaws, or (y) by resolution of the Board of Directors increasing the number of directors passed at a meeting thereof in connection with any transaction involving the Corporaiton that requires approval of the stockholders of the Corporation under the GCL and that is approved at such meeting, provided that in either case notice of the proposed change was given in a notice given no less than twenty-four hours prior to the meeting.